Exhibit 99.1

April 30, 2014

Eagle Rock Reports First Quarter 2014 Financial Results

HOUSTON - Eagle Rock Energy Partners, L.P. (“Eagle Rock” or the “Partnership”) (NASDAQ: EROC) today announced its unaudited financial results for the three months ended March 31, 2014. Financial results with respect to first quarter 2014 included the following:

•	Reported Adjusted EBITDA of $57.6 million, a slight increase as compared to the $57.4 million reported for the fourth quarter of 2013.

•
Reported Distributable Cash Flow of $19.4 million as compared to the $18.5 million reported for the fourth quarter of 2013, a 5% increase primarily driven by lower maintenance capital expenditures in the first quarter of 2014.

•	Reported a Net Loss of $18.6 million, driven in part by unrealized commodity derivative losses recorded in the quarter.

Adjusted EBITDA and Distributable Cash Flow exclude the impact of general and administrative expenses incurred in connection with the Partnership’s strategic review and Midstream Business Contribution (as defined below), which is consistent with the calculation of Consolidated EBITDA under its senior secured credit facility.
Update Regarding Midstream Business Transaction
On December 23, 2013, Eagle Rock announced the execution of a definitive agreement to contribute its Midstream Business to Regency Energy Partners LP (“Regency”) for total consideration of up to $1.325 billion (the “Midstream Business Contribution”). On April 29, 2014, the Partnership announced that more than a majority of its common units voted in favor of, and those unitholders casting votes overwhelmingly approved, the Midstream Business Contribution, at a Special Meeting held for that purpose. Following such unitholder approval on April 29, 2014, all significant closing conditions have been satisfied with the exception of the Federal Trade Commission’s ("FTC") antitrust approval.
On February 27, 2014, Eagle Rock and Regency received a Request for Additional Information and Documentary Materials ("Second Request") from the FTC in connection with the Midstream Business Contribution. This has extended management’s original timeframe for closing the transaction. Eagle Rock and Regency announced today each party has certified substantial compliance in response to its Second Request and will continue to work expeditiously with the FTC to conclude its review of the transaction. Eagle Rock and Regency cannot be assured when the FTC will finalize its review of the transaction or the outcome of the review. In order to facilitate the FTC's review, Eagle Rock and Regency have agreed not to close the proposed transaction before June 30, 2014, unless the FTC first closes its investigation.
The Partnership intends to use the cash proceeds from the Midstream Business Contribution to pay down borrowings under its revolving credit facility. Following the consummation of the transaction, Eagle Rock will be a pure-play upstream MLP with a stronger balance sheet, improved credit metrics and liquidity for future growth.
First Quarter 2014 Financial and Operating Results

The Partnership’s financial results are reported in the following segments: (a) the Midstream Business -- Texas Panhandle; (b) the Midstream Business -- East Texas and Other Midstream; (c) the Midstream Business -- Marketing and Trading; (d) the Upstream Business; and (e) the Corporate Segment.
The following discussion of the Partnership's operating income by business segment compares the Partnership's financial results in the first quarter of 2014 to those of the fourth quarter of 2013. Please refer to the financial tables at the end of this release for further detailed information.
Upstream Business - Operating income for Eagle Rock's Upstream Business in the first quarter of 2014, excluding the impact of impairments, increased by approximately $6.5 million, or 47%, compared to the fourth quarter of 2013.  The increase was primarily due to higher realized natural gas, NGL and sulfur prices in addition to lower depreciation, depletion and amortization expenses. Production volumes in the Upstream Business averaged 72.2 MMcfe/d during the quarter, down approximately 4% as compared to fourth quarter 2013 production volumes, due in part to the negative impact of the severe winter weather. The Partnership estimates the financial impact of the winter weather in the first quarter at approximately $1.8 million. Other factors negatively impacting production volumes for the quarter included lower than expected production from two wells in Central Oklahoma that came on line in the first quarter and impacts from third party operations on two natural gas wells in Oklahoma and East Texas.
Midstream Business - Operating income for the Midstream Business in the first quarter of 2014, before the impact of impairments, increased by approximately $3.8 million, or 29%, compared to the fourth quarter of 2013. This increase was primarily attributable to higher equity NGL volumes and higher realized NGL and natural gas prices, and was partially offset by slightly lower condensate volumes and realized prices.
In the Texas Panhandle, gathered volumes were down 5%; however, combined equity NGL and condensate volumes increased 4% as compared to fourth quarter volumes despite the continued impact of the severe winter weather on our producer customers’ drilling and production activity. The Partnership estimates the severe weather negatively impacted operating income from the Texas Panhandle in excess of $2.4 million in the first quarter of 2014.
In the Partnership’s East Texas and Other Midstream segment, gathered volumes were up 4%, with combined equity NGL and condensate volumes up significantly compared to the fourth quarter of 2013, on a reported basis. The increase in volumes was due to increased drilling activity and production around the Partnership’s systems servicing the liquids-rich Woodbine formation in East Texas.
The Marketing and Trading segment includes the financial results of the Partnership’s crude oil and condensate marketing, and natural gas marketing and trading operations.  Operating income for the Marketing and Trading segment in the first quarter of 2014, including intercompany sales and intersegment cost of sales, increased by approximately $6.3 million compared to the fourth quarter of 2013. The increase was primarily due to higher volatility and greater geographic basis spreads in natural gas prices in the first quarter of 2014, which enabled the Partnership to capitalize on its transportation agreements and physical product positions to generate higher margins. Volatility in the natural gas markets has subsided in the second quarter.
Corporate Segment - Operating loss for the Corporate segment, excluding the impact of unrealized derivative gains and losses, was $26.0 million for the first quarter of 2014 as compared to a $19.2 million loss for the fourth quarter of 2013. The increased loss was primarily attributable to $4.6 million in realized commodity derivative losses relative to $4.4 million in realized commodity derivative gains in the fourth quarter of 2013. General and Administrative expenses, excluding the impact of amortization on restricted units, decreased by $1.1 million, or 6%, relative to the fourth quarter of 2013. The decrease was primarily due to lower expenses related to the Midstream Business Contribution, which totaled approximately $4.0 million in the fourth quarter of 2013 and approximately $2.7 million in the first quarter of 2014. These costs are considered non-recurring and have been excluded from the calculation of Adjusted EBITDA and Distributable Cash Flow, which is consistent with the calculation of Consolidated EBITDA under the Partnership’s senior secured credit facility.
Total revenue for the first quarter of 2014, including the impact of Eagle Rock's realized and unrealized commodity derivative gains and losses, was $348.1 million, up 10% compared with the $316.2 million reported for the fourth quarter of 2013. The increase in revenue was primarily due to higher product sales compared to the fourth quarter of 2013, and was partially offset by the decrease in realized commodity derivative settlements. Eagle Rock recorded an unrealized loss on commodity derivatives of $10.3 million in the first quarter 2014, as compared to an unrealized loss on commodity derivatives of $8.7 million in the fourth quarter 2013. Unrealized gain (loss) on commodity derivatives is a non-cash, mark-to-market amount.
Revenues associated with the sale of crude oil, natural gas, NGLs, condensate, sulfur and helium were up 13.9% in the first quarter of 2014 relative to the fourth quarter of 2013, driven primarily by higher average received natural gas, NGL and sulfur prices. Adjusted EBITDA was $57.6 million, up slightly from the fourth quarter of 2013, and Distributable Cash Flow was $19.4 million for the first quarter of 2014, up approximately 5% as compared to the fourth quarter of 2013. The increase in Distributable Cash Flow was primarily attributable to lower maintenance capital expenditures in the first quarter. The Partnership recorded $18.5 million of maintenance capital in the first quarter of 2014, a decrease of $1.0 million as compared to the fourth quarter of 2013.
The Partnership recorded a net loss of approximately $18.6 million for the first quarter of 2014, which was driven in part by the unrealized commodity derivative loss and the $2.1 million impairment charge taken in the quarter.
First Quarter Distribution
On April 23, 2014, the Partnership announced a suspension of its quarterly distribution in order to preserve liquidity in advance of closing the contribution of its Midstream Business to Regency Energy Partners LP. Management currently expects to recommend resuming the quarterly distribution following the closing of the Midstream Business Contribution, at which point management expects the Partnership’s total debt balance and liquidity position to be substantially improved.
Capitalization and Liquidity Update
Total debt outstanding as of March 31, 2014 was $1.27 billion, consisting of $545.4 million of senior unsecured notes (net of an unamortized debt discount of $4.6 million) and borrowings of $724.0 million under the Partnership's senior secured credit facility. Total debt increased during the first quarter of 2014 primarily due to borrowings to fund growth capital expenditures associated with the Partnership’s Upstream drilling program. As of March 31, 2014, our borrowing base totaled approximately $815 million, and based on our outstanding borrowings and letters of credit, we had approximately $69.1 million of availability under our senior secured credit facility. Due to certain large cash payments which occurred subsequent to March 31, 2014, however, borrowings under our senior secured credit facility increased to approximately $755 million, and availability was reduced to approximately $38 million, in late April 2014.
The Partnership is in compliance with its financial covenants and has no maturities under its senior secured credit facility until June 2016. Availability under the Partnership’s senior secured credit facility is subject to a borrowing base comprised of two components: the upstream component and the midstream component. The Partnership expects the proposed contribution of its Midstream Business to Regency to significantly reduce its leverage and improve its liquidity. The completion of the Midstream Business Contribution was approved by our unitholders on April 29, 2014, but remains subject to final FTC regulatory approval. As a result, we can provide no assurance that the Midstream Business Contribution will be completed within our anticipated time frame, or at all. The Partnership currently does not expect the Midstream Business Contribution to close by June 1, 2014, which is the date of the next re-determination of its upstream borrowing base. If the re-determination results in a reduction in the borrowing base, the Partnership’s liquidity will be further challenged, and it may need to seek additional liquidity sources or further amendments to its senior secured credit facility in advance of closing the Midstream Business Contribution. If the Midstream Business Contribution is not consummated at all, we will be even more constrained in the near-term by limited liquidity and at greater risk that our debt ratios may exceed the covenant levels in our revolving credit facility.
As of March 31, 2014, the Partnership had 159.4 million common units outstanding, including unvested restricted common units issued under its Long-Term Incentive Plan.
Hedging Update
The Partnership has not entered into any additional commodity hedges since its last hedging update on February 26, 2014. The latest presentation can be accessed by going to www.eaglerockenergy.com: select Investor Relations, then select Presentations.
First Quarter 2014 Earnings Release Date and Conference Call Information
Eagle Rock will hold a conference call to discuss its first quarter financial and operating results on Thursday, May 1, 2014 at 2:00 p.m. Eastern Time (1:00 p.m. Central Time).
Interested parties may listen to the earnings conference call live over the Internet or via telephone. To listen live over the Internet, participants are advised to log on to the Partnership's web site at www.eaglerockenergy.com and select the “Events & Presentations” sub-tab under the “Investor Relations” tab. To participate by telephone, the call in number is 877-293-5457, conference ID 32722511. Participants are advised to dial into the call at least 15 minutes prior to the call. An audio replay of the conference call will also be available for thirty days by dialing 855-859-2056, conference ID 32722511. In addition, a replay of the audio webcast will be available by accessing the Partnership's web site after the call is concluded.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil and condensate logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.
The term “Board of Directors” as used herein refers to the board of directors of the general partner of the Partnership’s general partner.
Contact:
Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-generally accepted accounting principles, or non-GAAP, financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying non-GAAP financial measures schedules (after the financial schedules) provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States, or GAAP. Non-GAAP financial measures should not be considered alternatives to GAAP measures such as net income (loss), operating income (loss), cash flows from operating activities or any other GAAP measure of liquidity or financial performance.
Eagle Rock defines Adjusted EBITDA as net income (loss) plus or (minus) income tax provision (benefit); interest-net, including realized interest rate risk management instruments and other expense; depreciation, depletion and amortization expense; impairment expense; other operating expense, non-recurring; other non-cash operating and general and administrative expenses, including non-cash compensation related to the Partnership’s equity-based compensation program; unrealized (gains) losses on commodity and interest rate risk management related instruments; (gains) losses on discontinued operations and other (income) expense; excluding certain general and administrative expenses incurred in connection with the Partnership’s strategic review and Midstream Business Contribution.
Eagle Rock uses Adjusted EBITDA as a measure of its core profitability to assess the financial performance of its assets. Adjusted EBITDA also is used as a supplemental financial measure by external users of Eagle Rock's financial statements such as investors, commercial banks and research analysts. For example, the Partnership's lenders under its revolving credit facility use a variant of its Adjusted EBITDA in a compliance covenant designed to measure the viability of Eagle Rock and its ability to perform under the terms of the revolving credit facility; Eagle Rock, therefore, uses Adjusted EBITDA to measure its compliance with its revolving credit facility. Eagle Rock believes that investors benefit from having access to the same financial measures that its management uses in evaluating performance. Adjusted EBITDA is useful in determining Eagle Rock's ability to sustain or increase distributions. By excluding unrealized derivative gains (losses), a non-cash, mark-to-market benefit (charge) which represents the change in fair market value of the Partnership's executed derivative instruments and is independent of its assets' performance or cash flow generating ability, Eagle Rock believes Adjusted EBITDA reflects the Partnership's ability to generate cash sufficient to pay interest costs, support its level of indebtedness, make cash distributions to its unitholders and finance its maintenance capital expenditures. Eagle Rock further believes that Adjusted EBITDA also portrays the underlying performance of its operating assets by isolating the performance of its operating assets from the impact of an unrealized, non-cash measure designed to portray the fluctuating inherent value of a financial asset. Similarly, by excluding the impact of non-recurring discontinued operations, Adjusted EBITDA provides users of the Partnership's financial statements a picture of its current assets' cash generation ability, independently from that of assets which are no longer a part of its operations.
Eagle Rock's Adjusted EBITDA definition may not be comparable to Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate Adjusted EBITDA in the same manner as Eagle Rock. Eagle Rock has reconciled Adjusted EBITDA to the GAAP financial measure of net income (loss) at the end of this release.
Distributable Cash Flow is defined as Adjusted EBITDA minus: (i) maintenance capital expenditures; (ii) cash interest expense; (iii) cash income taxes; and (iv) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income (loss) for the period. Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets; to meet regulatory requirements; to maintain the existing operating capacity of the Partnership's gathering, processing and treating assets or to maintain the Partnership's natural gas, NGL, crude or sulfur production.
Distributable Cash Flow is a significant performance metric used by senior management to compare cash flows generated by the Partnership (excluding growth capital expenditures and prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders. Using this metric, management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. This financial measure also is important to investors as an indicator of whether the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates. Actual distributions are set by the Board of Directors.
The GAAP measure most directly comparable to Distributable Cash Flow is net income (loss). Eagle Rock's Distributable Cash Flow definition may not be comparable to Distributable Cash Flow or similarly titled measures of other entities, as other entities may not calculate Distributable Cash Flow (and Adjusted EBITDA, on which it builds) in the same manner as Eagle Rock. Eagle Rock has reconciled Distributable Cash Flow to the GAAP financial measure of net income/(loss) at the end of this release.
Forward-Looking Statements
This news release may include "forward-looking statements." All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include, but are not limited to, risks related to volatility of commodity prices; market demand for crude oil, natural gas and natural gas liquids; the effectiveness of the Partnership's hedging activities; the Partnership's ability to retain key customers; the Partnership's ability to continue to obtain new sources of crude oil and natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport crude oil, natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership's ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership's actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership's risk factors, please consult the Partnership's Form 10-K, filed with the SEC for the year ended December 31, 2013 and the Partnership's Forms 10-Q filed with the SEC for subsequent quarters, including the Form 10-Q filed for the quarter ended March 31, 2014, as well as any other public filings and press releases.

Eagle Rock Energy Partners, L.P.
Consolidated Statement of Operations
($ in thousands)
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2013
	2014	2013
REVENUE:
Natural gas, natural gas liquids, oil, condensate, sulfur and helium sales	$340,465	$254,200	$298,921
Gathering, compression, processing and treating fees	22,397	20,942	21,430
Unrealized commodity derivative losses	(10,333)	(27,906)	(8,727)
Realized commodity derivative (losses) gains	(4,611)	9,998	4,443
Other revenue	156	497	97
Total revenue	348,074	257,731	316,164

COSTS AND EXPENSES:
Cost of natural gas and natural gas liquids	244,973	179,988	211,361
Operations and maintenance	34,671	32,219	34,789
Taxes other than income	5,667	3,866	5,519
General and administrative	21,391	18,847	22,434
Impairment	2,097	—	151,058
Depreciation, depletion and amortization	40,508	40,237	43,135
Total costs and expenses	349,307	275,157	468,296
OPERATING LOSS	(1,233)	(17,426)	(152,132)
OTHER INCOME (EXPENSE):
Interest expense, net	(17,986)	(17,084)	(17,594)
Realized interest rate derivative losses	(1,708)	(1,651)	(1,727)
Unrealized interest rate derivative gains	1,418	1,495	1,389
Other income (expense), net	(7)	(8)	73
Total other expense	(18,283)	(17,248)	(17,859)
LOSS BEFORE INCOME TAXES	(19,516)	(34,674)	(169,991)
INCOME TAX BENEFIT	(953)	(1,160)	(1,059)
NET LOSS	$(18,563)	$(33,514)	$(168,932)

Eagle Rock Energy Partners, L.P.
Consolidated Balance Sheets
($ in thousands)
(unaudited)

	March 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,623	$76
Accounts receivable	165,852	145,963
Risk management assets	5,740	9,162
Prepayments and other current assets	12,601	8,183
Total current assets	189,816	163,384
PROPERTY, PLANT AND EQUIPMENT - Net	1,838,925	1,828,768
INTANGIBLE ASSETS - Net	104,149	105,620
DEFERRED TAX ASSET	2,224	1,438
RISK MANAGEMENT ASSETS	1,451	5,461
OTHER ASSETS	18,753	22,879
TOTAL ASSETS	$2,155,318	$2,127,550

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$202,693	$170,124
Accrued liabilities	42,442	29,970
Taxes payable	—	149
Risk management liabilities	15,334	11,023
Total current liabilities	260,469	211,266
LONG-TERM DEBT	1,269,433	1,252,062
ASSET RETIREMENT OBLIGATIONS	46,269	45,849
DEFERRED TAX LIABILITY	38,164	37,953
RISK MANAGEMENT LIABILITIES	878	3,848
OTHER LONG TERM LIABILITIES	5,258	2,693
MEMBERS' EQUITY	534,847	573,879
TOTAL LIABILITIES AND MEMBERS' EQUITY	$2,155,318	$2,127,550

Eagle Rock Energy Partners, L.P.
Segment Summary
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2013
	2014	2013
Midstream
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$288,329	$220,495	$257,812
Intercompany sales - natural gas and condensate	(2,952)	(1,795)	(1,854)
Gathering and treating services	22,397	20,942	21,430
Other	4	—	14
Total revenue	307,778	239,642	277,402
Cost of natural gas, natural gas liquids, oil and condensate	244,973	179,988	211,403
Intersegment cost of sales - natural gas and condensate	744	11,112	7,596
Operating costs and expenses:
Operations and maintenance	25,049	21,969	25,736
Impairment	2,097	—	—
Depreciation, depletion and amortization	20,079	18,931	19,507
Total operating costs and expenses	47,225	40,900	45,243
Operating income	$14,836	$7,642	$13,160

Upstream
Revenues:
Oil and condensate sales	$27,134	$12,313	$19,826
Intersegment sales - condensate	—	11,286	8,246
Natural gas sales	11,651	8,181	9,558
Intersegment sales - natural gas	2,948	1,814	1,878
Natural gas liquids sales	11,466	10,276	10,925
Sulfur sales	1,885	2,935	800
Other	152	497	83
Total revenue	55,236	47,302	51,316
Operating costs and expenses:
Operations and maintenance	15,289	14,116	14,572
Impairment	—	—	151,058
Depreciation, depletion and amortization	19,725	20,929	23,010
Total operating costs and expenses	35,014	35,045	188,640
Operating income (loss)	$20,222	$12,257	$(137,324)

Corporate and Other
Revenues:
Unrealized commodity derivative losses	$(10,333)	$(27,906)	$(8,727)
Realized commodity derivative (losses) gains	(4,611)	9,998	4,443
Intersegment elimination - sales of natural gas and condensate	4	(11,305)	(8,270)
Total revenue	(14,940)	(29,213)	(12,554)
Costs and expenses:
Intersegment elimination - cost of natural gas and condensate	(744)	(11,112)	(7,638)
General and administrative	21,391	18,847	22,434
Depreciation, depletion and amortization	704	377	618
Operating loss	$(36,291)	$(37,325)	$(27,968)

Eagle Rock Energy Partners, L.P.
Midstream Segment
Operating Income
($ in thousands)
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2013
	2014	2013
Texas Panhandle
Revenues:
Natural gas, natural gas liquids, condensate and helium sales	$145,868	$106,394	$128,464
Intersegment sales - natural gas and condensate	72,959	49,135	64,119
Gathering, compression, processing and treating services	13,963	12,521	14,846
Other	4	—	14
Total revenue	232,794	168,050	207,443
Cost of natural gas, natural gas liquids, condensate and helium	189,904	132,226	162,835
Intersegment cost of sales - natural gas	63	19	42
Operating costs and expenses:
Operations and maintenance	20,317	17,134	20,761
Depreciation, depletion and amortization	15,626	13,845	15,108
Total operating costs and expenses	35,943	30,979	35,869
Operating income	$6,884	$4,826	$8,697

East Texas and Other Midstream
Revenues:
Natural gas, natural gas liquids, oil and condensate sales	$38,081	$27,388	$27,037
Intercompany sales - natural gas	17,861	8,538	12,525
Gathering, compression, processing and treating services	8,392	8,358	6,544
Total revenue	64,334	44,284	46,106
Cost of natural gas and natural gas liquids and condensate	55,069	33,234	35,928
Operating costs and expenses:
Operations and maintenance	4,724	4,829	4,968
Impairment	2,097	—	—
Depreciation, depletion and amortization	4,334	5,002	4,263
Total operating costs and expenses	11,155	9,831	9,231
Operating (loss) income	$(1,890)	$1,219	$947

Marketing and Trading
Revenues:
Natural gas, oil and condensate sales	$104,380	$86,713	$102,311
Intercompany sales - natural gas and condensate	(93,772)	(59,468)	(78,498)
Gathering, compression, processing and treating services	42	63	40
Total revenue	10,650	27,308	23,853
Cost of natural gas and condensate	—	14,528	12,598
Intersegment cost of sales - natural gas and condensate	681	11,093	7,596
Operating costs and expenses:
Operations and maintenance	8	6	7
Depreciation, depletion and amortization	119	84	136
Total operating costs and expenses	127	90	143
Operating income	$9,842	$1,597	$3,516

Eagle Rock Energy Partners, L.P.
Midstream Operations Information
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2013
	2014	2013
Gas gathering volumes - (Average Mcf/d)
Texas Panhandle	376,874	342,346	395,956
East Texas and Other Midstream	204,701	200,700	195,999
Total	581,575	543,046	591,955

NGLs - (Net equity Bbls)
Texas Panhandle	263,340	64,551	233,588
East Texas and Other Midstream	16,200	53,204	(28,428)
Total	279,540	117,755	205,160

Condensate - (Net equity Bbls)
Texas Panhandle	288,360	275,692	295,320
East Texas and Other Midstream	11,610	5,226	8,280
Total	299,970	280,918	303,600

Natural gas position - (Average MMbtu/d)
Texas Panhandle	(613)	3,379	7,352
East Texas and Other Midstream	(459)	344	1,199
Total	(1,072)	3,723	8,551

Average realized NGL price - per Bbl
Texas Panhandle	$44.20	$35.53	$39.30
East Texas and Other Midstream	$39.21	$29.98	$32.15
Weighted Average	$43.41	$34.51	$38.19

Average realized condensate price - per Bbl
Texas Panhandle	$83.15	$80.34	$84.89
East Texas and Other Midstream	$97.53	$94.25	$100.61
Weighted Average	$84.99	$81.06	$85.99

Average realized natural gas price - per MMbtu
Texas Panhandle	$5.31	$3.27	$3.41
East Texas and Other Midstream	$4.84	$3.36	$3.49
Weighted Average	$5.13	$3.29	$3.43

Eagle Rock Energy Partners, L.P.
Upstream Operations Information
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2013
	2014	2013
Upstream
Production:
Oil and condensate (Bbl)	317,126	279,069	327,679
Gas (Mcf)	2,952,149	3,129,052	3,239,438
NGLs (Bbl)	273,673	289,866	289,584
Total Mcfe	6,496,943	6,542,662	6,943,016

Sulfur (long ton)	24,461	26,598	25,365

Realized prices, excluding derivatives:
Oil and condensate (per Bbl)	$85.56	$84.56	$85.67
Gas (Mcf)	$4.95	$3.19	$3.53
NGLs (Bbl)	$41.90	$35.45	$37.73
Sulfur (long ton)	$77.05	$110.34	$31.53

Operating statistics:
Operating costs per Mcfe (incl production taxes) (1)	$2.14	$1.96	$1.94
Operating costs per Mcfe (excl production taxes) (1)	$1.56	$1.59	$1.48
Operating (loss) income per Mcfe	$3.11	$1.87	$(19.78)

Drilling program (gross wells):
Development wells	4	8	8
Completions	4	7	8
Workovers	5	7	8
Recompletions	1	1	2

______________________

(1)	Excludes post-production costs of $1,371 and $1,311 for the three months ended March 31, 2014 and 2013, respectively, and $1,109 for the three months ended December 31, 2013.

Non-GAAP Financial Measures
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow to the GAAP financial measure of net income for each of the periods indicated (in thousands).

Eagle Rock Energy Partners, L.P.
GAAP to Non-GAAP Reconciliations
($ in thousands)
(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31, 2013
	2014	2013
Net loss to Adjusted EBITDA
Net loss, as reported	$(18,563)	$(33,514)	$(168,932)
Depreciation, depletion and amortization	40,508	40,237	43,135
Impairment	2,097	—	151,058
Loss from risk management activities, net	16,221	19,214	4,077
Total derivative settlements	(7,448)	7,450	2,559
Non-cash mark-to-market of Upstream product imbalances	(6)	—	—
Restricted units non-cash amortization expense	3,332	2,647	3,278
Income tax benefit	(953)	(1,160)	(1,059)
Interest - net including realized risk management instruments and other expense	19,701	18,743	19,248
Other	2,700	—	4,030
Adjusted EBITDA	$57,589	$53,617	$57,394

Net loss to Distributable Cash Flow
Net loss, as reported	$(18,563)	$(33,514)	$(168,932)
Depreciation, depletion and amortization expense	40,508	40,237	43,135
Impairment	2,097	—	151,058
Loss from risk management activities, net	16,221	19,214	4,077
Total derivative settlements	(7,448)	7,450	2,559
Capital expenditures-maintenance related	(18,505)	(12,714)	(19,466)
Non-cash mark-to-market of Upstream product imbalances	(6)	—	—
Restricted units non-cash amortization expense	3,332	2,647	3,278
Income tax benefit	(953)	(1,160)	(1,059)
Cash income taxes	—	—	(201)
Other (a)	2,700	—	4,030
Distributable Cash Flow	$19,383	$22,160	$18,479
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(a)
Includes $2.7 million of non-recurring general and administrative expenses incurred during the three month ended March 31, 2014 related to the potential contribution of our Midstream Business to Regency.

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